Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Zuora, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-230948, 333-224259) on Form S-8 of Zuora, Inc. of our report dated March 31, 2020, with respect to the consolidated balance sheets of Zuora, Inc. as of January 31, 2020 and 2019, the related consolidated statements of comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2020, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of January 31, 2020, which report appears in the January 31, 2020 annual report on Form 10-K of Zuora, Inc.

Our report dated March 31, 2020, on the consolidated financial statements, refers to Zuora, Inc.’s adoption of Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, and Subtopic 340-40, Other Assets and Deferred Contract Costs – Contracts with Customers, as of February 1, 2017, and Topic 842, Leases, as of February 1, 2019.

/s/ KPMG LLP

Santa Clara, California
March 31, 2020